Exhibit 28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Securian Funds Trust

We consent to the use of our report dated February 26, 2014, incorporated herein by reference, on the financial statements of Advantus Bond Fund, Advantus Index 400 Mid-Cap Fund, Advantus Index 500 Fund, Advantus International Bond Fund, Advantus Managed Volatility Fund, Advantus Money Market Fund, Advantus Mortgage Securities Fund and Advantus Real Estate Securities Fund, each a series of Securian Funds Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

/s/ KPMG LLP

Minneapolis, Minnesota

April 24, 2014